Exhibit 10.2

June 29, 2007

Holly Energy Partners, L.P.

100 Crescent Court, Suite 1600

Dallas, Texas 75201

Re:	Second Letter Agreement with Respect to certain Refined Product Pipelines subject to the Pipeline and Terminals Agreement (the “Agreement”) entered on February 28, 2005, between Holly Energy Partners, L.P. (“Holly”) and ALON USA, LP (“ALON”)

Ladies and Gentlemen:

The purpose of this Second Letter Agreement is to set forth certain agreements between Holly and ALON with respect to certain Refined Product Pipelines subject to the Agreement and to the Letter Agreement, dated January 25, 2005, between Holly and ALON (the “First Letter Agreement,” attached hereto as Exhibit A). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement and the First Letter Agreement.

In compliance with paragraph 2 of the First Letter Agreement, ALON has (i) acquired a right-of-way for a certain 9200-foot section of pipeline located in Throckmorton County, Texas and (ii) made commercially reasonable efforts to correct the erroneous designation of the Trust Pipelines as common carrier pipelines in the Form T-4 permit filings at the Railroad Commission of Texas (the “Commission”). ALON, along with Holly, has engaged in numerous informal discussions with various Commission staff members in an effort to change the common carrier status of the Trust Pipelines to private. To date, the Commission has declined to address the designation of the pipelines through administrative action and has informed Holly and ALON that it will only consider this issue pursuant to a formal notice and hearing process if requested by Holly and/or ALON. The Commission has also provided an informal opinion that the Commission has jurisdiction to regulate refined products lines related to safety issues but not as to regulation of refined products lines related to tariffs and access.

Holly and ALON agree that it is not in the best interest of either party to pursue a formal hearing on the common carrier designation at this time. Holly has proposed that notwithstanding paragraph 4 of the First Letter Agreement Holly would continue to designate in the annual Form T-4 filings at the Commission that the Trust Pipelines are public and not continue at this stage efforts to correct such designation.

Holly and ALON agree that Holly shall designate in the annual Form T-4 filings at the Commission that the Trust Pipelines are public but shall continue to (i) treat the Trust Pipelines as private pipelines insofar as Holly may lawfully do so and (ii) otherwise comply with paragraph 4 and the unnumbered paragraph following paragraph 4 of the First Letter Agreement.

This Second Letter Agreement is not intended to replace the First Letter Agreement. The parties agree that this Second Letter Agreement shall constitute an addition and supplement to the Agreement and the First Letter Agreement.

By execution of this Second Letter Agreement, Holly and ALON confirm that the foregoing accurately reflects their agreements with respect to the subject matter hereof.

ALON USA, LP

By:	ALON USA GP, LLC, its general partner

By:
Harlin R. Dean
Vice President and General Counsel

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P., its general partner

By:	HOLLY LOGISTIC SERVICES, L.L.C., its general partner

By: